Exhibit 99.1

FINAL—For release 02/10/05

International Shipping Enterprises, Inc. Enters Into Agreement For Exclusive Negotiation Rights For Acquisition of Navios Maritime Holdings Inc.

NEW YORK—February 10, 2005—International Shipping Enterprises, Inc. (“ISE”) (OTCBB: ISHPU.OB, ISHP.OB, ISHPW.OB) announced today that, following a competitive bidding process, it executed an agreement providing for an exclusive period to negotiate definitive documentation to acquire all of the shares of Navios Maritime Holdings Inc. (“Navios”). Lazard is acting as financial advisor to Navios.

There can be no assurance that the parties will successfully negotiate mutually acceptable definitive documentation. In addition, consummation of any such acquisition will be subject to certain conditions, including negotiating definitive documentation and approval of ISE’s shareholders.

About Navios Maritime Holdings Inc.

Navios was founded 50 years ago as the shipping subsidiary of United States Steel Corporation. Today, Navios is headquartered in South Norwalk, Connecticut, and maintains offices in Piraeus, Greece, and Montevideo, Uruguay.

Navios is one of the leading global brands in seaborne shipping, specializing in the worldwide carriage, trading, storing and the related logistics of international bulk cargoes. Navios’s fleet carries a wide range of cargoes including iron ore, coal, grain, minor bulks (such as cement and fertilizer) and steel products. From time to time over the past two years, Navios has deployed as many as 75 vessels.

Navios’s fleet consists of a total of 28 vessels. Six modern Ultra-Handymax vessels are owned by Navios. The 22 long-term time chartered vessels include 15 currently in operation and the remaining seven are scheduled for delivery at various times over the next two years. All of these vessels are either Panamax (70,000-83,000 dwt) or Ultra-Handymax (50,000-55,000 dwt). Navios has options to acquire 13 of the time chartered vessels. The owned vessels have a substantial net asset value and the vessels controlled under the in-charters are at rates well below the market. The purchase options on many vessels in Navios’s fleet are also substantially “in the money.” The average age of the Navios’s fleet is 3.5 years.

Navios has strong commercial relationships with freight customers and trading houses in Asia and significant visibility into worldwide commodity flows through physical shipping operations and terminal operations in Uruguay. As a result, Navios has strong risk management discipline.

Navios also owns and operates a bulk terminal in Uruguay. While a relatively small portion of Navios’s overall enterprise, the terminal is a highly attractive, stable business with strong growth prospects.

About International Shipping Enterprises, Inc.

International Shipping Enterprises, Inc. is a Delaware company formed to serve as a vehicle for the acquisition of one or more vessels or an operating business in the dry bulk sector of the shipping industry. While it may seek to effect business combinations with more than one target business, its initial business combination must be with a target whose fair market value is at least equal to 80% of net assets at the time of such acquisition.

Safe Harbor

This news release may contain forward-looking statements. Such statements are valid only as of today, and we disclaim any obligation to update this information. These statements, which include, but are not limited to, the successful completion of a proposed transaction and the benefits expected to be derived therefrom, are subject to known and unknown risks and uncertainties that may cause actual future experience and results to differ materially from the statements made. These statements are based on our current beliefs and expectations as to such future outcomes.

Public & Investor Relations Contact:

International Shipping Enterprises, Inc.

Investor Relations

212-279-8820

info@ishpu.com